EXHIBIT 99.1

OTCBB Symbol – ZORM
CUSIP – 98977W 201

Zoro Mining Corp.—Corporate and Project Update

TUCSON, ARIZONA--(Marketwire - 08/26/10) - Zoro Mining Corp. (OTC.BB: ZORM - News)

Zoro Mining Corp. (OTCBB: ZORM) (the “Company”) is pleased to provide the following update regarding recent corporate and project events which have transpired and which are planned.

As previously announced on July 21, 2010, the British Columbia Securities Commission (the “BCSC”) revoked its cease trade order (the “CTO”) issued on December 11, 2009 against the Company. As part of the information necessary to address the deficiencies cited by the BCSC under the CTO, the Company filed the following NI 43-101 Reports on SEDAR:

(i)	43-101 Technical Report on the Yura Project, Arequipa, Peru;

(ii)	43-101 Technical Report on the Escondida Project, Region III, Copiapo, Chile; and

(iii)	43-101 Technical Report on the Don Beno Project, Region III, Copiapo, Chile.

These Technical Reports, which are available on SEDAR, discuss in considerable detail the merits of the properties that are covered. In particular, they have provided the Company with the basis upon which to design, and, pending sufficient funding, implement exploration programs. The priority of the Company at this time is to initiate exploration efforts at its Yura gold project near Arequipa, Peru. As set forth at page 1 of the Yura NI 43-101 Technical Report, “based on the results obtained to date the project warrants additional exploration. The program recommended for the 2010 season should include geologic mapping, rock chip and trench geochemistry surveys, remote sensing structural and alteration analysis followed by diamond drilling of the targets generated. The objective of the proposed program is to determine if the mineral targets defined by the 2010 program are sufficiently mineralized and large enough to warrant continued work to define a geologic resource.”

The Company accordingly intends to initiate a capital raise in the amount of at least $385,000, which was identified as sufficient to fund the Phase 1 exploration budget at page 32 of the Technical Report.

The Company is also pleased to announce it has retained Bravo International Services ("Bravo") as its investor relations and corporate communications service provider. Bravo is a company owned by Larry K. Davis, an investor relations professional with over 20 years of experience providing investor relations services for junior public companies. Bravo will be responsible for building Zoro Mining’s investment audience through the dissemination of corporate data packages, broker presentations, broker communications, mining analyst communications, attending trade shows and handling shareholder enquiries regarding the Company.

Zoro Mining Corp. is a mineral exploration company advancing a portfolio of six exploration stage gold projects in the mining-friendly countries of Chile and Peru, located in regions of historical and existing gold production. These projects, which in the aggregate, cover over 50,000 acres, represent a mix of potentially nearer-term, surface-mineable production, and longer-term, deeper exploration plays.

The Qualified Person responsible for the technical content of this news release is John Hiner, L.P. Geo., who has reviewed and approved the details contained herein.

Zoro Mining Corp. is also pleased to announce the launch of its new web site, www.zorominingcorp.com.

Zoro Mining

On Behalf of the Board

ZORO MINING CORP.

/s/ Andrew Brodkey
Andrew A. Brodkey
President and CEO

For further information contact:
Larry K. Davis
Bravo International Services
Tel: (250) 595-7714
Email: bravoint@shaw.ca

SAFE HARBOR STATEMENT

This document contains "forward-looking statements". Statements in this document, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that (i) The Company intends to initiate a capital raise in the amount of at least $385,000, which was identified as sufficient to fund at least the Phase 1 exploration budget at page 32 of the Technical Report; and (ii) Zoro’s projects represent a mix of potentially nearer-term, surface-mineable production, and longer-term, deeper exploration plays.  It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) adverse market conditions; (ii) a decrease in demand for and price of gold, and base and precious metals; (iii) general uncertainties with respect to mineral exploration and development in general; (iv) changes in the political or regulatory environment in Chile, Peru and Mexico; (v) inability to raise required debt or equity financing or execute the Company's business plan; (vi) the failure by the Company to identify and acquire other mineral projects of merit;, (vii) the uncertainty of the requirements demanded by environmental agencies; (viii) the Company's ability to maintain qualified employees or consultants, and (ix) the likelihood that no commercial quantities of precious or base metals are found or recoverable on any properties in which the Company has or expects to gain an interest. The risks and uncertainties that could affect future events or the Company's future financial performance are more fully described in the Company's quarterly reports (on Form 10Q filed in the United States), the Company's annual reports (on Form 10K in the United States) and the other recent filings on Form 8K filed in the United States. These filings are available at www.sec.gov in the United States. There are numerous risks and uncertainties that could cause actual results and the Company's plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice.